811 Number  Subsidiary Name

For period ending June 30, 2010     Exhibit 77D

File number 811-9036

UBS U.S. Bond Relationship Fund-  At the March 2010 and April 2010 Board meeting, the Board approved the following changes:
1. Changing the Fund's 80% investment policy from investing "at least 80% of its net assets (plus borrowings for investment purposes, if any) in US bonds to investing "at least 80% of its net assets (plus borrowings for investment purposes, if any) in fixed income securities."
2. Expanding the definition of fixed income securities to include, but are not limited to
   * bills, notes and bonds
   * government agency and privately issued mortgage-backed securities
   * collateralized mortgage and bond obligations
   * to-be-announced securities
   * real estate mortgage conduits
* asset-backed securities
   * inflation index securities issued by governments and corporations
   * derivative securities
   * convertible securities
   * when-issued securities
   * Eurodollar securities
   * repurchase agreements
   * exchange traded vehicles such as ETFs and iBOXX
* debt securities issued by state and local governments and their agencies, authorities and other government-sponsored enterprises
3. Changing the Fund's name from "UBS U.S. Bond Relationship Fund" to "UBS Core Bond Relationship Fund" to more accurately reflect the new 80% investment policy.

UBS US Core Plus Relationship Fund
At the March 2010 and April 2010 Board meeting, the Board approved the following changes:
1. Changing the Fund's 80% policy from investing "at least 80% of its net assets (plus borrowings for investment purposes, if any) in US fixed income securities of investment grade quality" to investing "at least 80% of its net assets (plus borrowings for investment purposes, if any) in fixed income securities."
2. Broadening the definition of permitted non-USD securities, currency exposure and risks, including the ability to invest in securities denominated in foreign currencies limited to 30% of net assets
3. Expanding the Fund's non-investment grade exposure limit from the current limit of 20% to 30%, with individual limits on exposure to high-yield securities (maximum of 15%) and emerging markets (maximum of 15%)
4. Changing the Fund's name from "UBS U.S. Core Plus Relationship Fund" to "UBS Core Plus Bond Relationship Fund"

UBS Short Duration Relationship Fund, UBS Emerging markets Debt Relationship Fund, UBS Opportunistic Emerging Markets Debt Relationship Fund, UBS Global (ex-US) Bond Relationship Fund, UBS Global Aggregate Bond Relationship Fund, UBS High Yield Relationship Fund, UBS Opportunistic High Yield Relationship Fund and UBS U.S. Treasury Inflation Protected Securities Relationship Fund - At the April 2010 Board meeting, the Board approved permitting the series to invest in to-be -announced securities.

UBS Short Duration Relationship Fund, UBS Emerging markets Debt Relationship Fund, UBS Opportunistic Emerging Markets Debt Relationship Fund, UBS Global (ex-US) Bond Relationship Fund, UBS Global Aggregate Bond Relationship Fund, UBS High Yield Relationship Fund, UBS Opportunistic High Yield Relationship Fund, UBS U.S. Treasury Inflation Protected Securities Relationship Fund and UBS Global Securities Relationship Funds - At the April 2010 Board meeting, the Board approved each series to be permitted to invest in municipal securities.